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                                                                 MKTG Services
                                                            Investor Relations
                                                                  917.339.7246


      MKTG Closes on Divestiture of Northeast Operations to CBC Companies

New York, New York, December 10, 2002 - MKTG Services, Inc. (Nasdaq: MKTG), a leading relationship marketing company, today announced it has closed the pending transaction for the sale of its Northeast Operations to privately held CBC Companies, Inc. for $11 million in cash plus the assumption of all directly related liabilities.

Jeremy Barbera, Chairman and CEO of MKTG Services, said: "as previously indicated; our direct marketing operations, based in New York, Philadelphia and Boston will be far more competitive as a privately held company and will benefit from the data, technology and financial resources of CBC Companies."

"As a result of this completed divestiture, MKTG is left with its historically profitable telemarketing and telefundraising operations in Los Angeles and adequate working capital to function as a going concern. Our principal business focus is now very specific as is our primary corporate objective; increasing shareholder value in the near term." added Mr. Barbera.

About MKTG Services, Inc.

MKTG Services, Inc. (Nasdaq: MKTG) is a leading relationship marketing company focused on assisting corporations with customer acquisition and retention strategies and solutions. Our highly customized teleservices operations deliver campaigns, which, strengthen brands, increase customer loyalty, and consistently yield a high net return for our clients. General Electric Company has been the largest shareholder of the Company since 1997.

The corporate headquarters is located at 333 Seventh Avenue, New York, NY 10001.
Telephone: 917-339-7100. Additional information is available on the Company's website: http://www.mktgservices.com.

About CBC Companies

CBC Companies is a unique information services company and a national leader in the credit and information services industry. CBC, a privately held company founded in 1948 is a nationwide organization with over 75 business office locations and 1500 employees.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, consumer spending levels, adverse weather conditions and other factors could cause actual results to differ materially from the Company's expectations.


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